Contact: James Gherardi 312-394-7417 Media Hotline James.Gherardi@exeloncorp.com FOR IMMEDIATE RELEASE July 27, 2023 EXELON APPOINTS ANNA RICHO TO BOARD OF DIRECTORS Cargill executive brings decades of legal and ethics experience and further strengthens the board’s areas of expertise CHICAGO, July 27, 2023 – Exelon (Nasdaq: EXC) today announced that its Board of Directors has elected Anna Richo as a director. Richo, 62, serves as general counsel, chief compliance officer, and corporate secretary for Cargill, Inc. “I’m pleased to welcome Anna, a highly esteemed attorney and business leader, to our board,” said Calvin Butler, Exelon’s president and CEO. “Her commitment to operational excellence, and ensuring this is achieved in compliance with the highest legal and ethical standards, aligns with Exelon’s priorities. She also brings a passion for diversity, equity and inclusion, an ongoing focus for our company. Her voice on all these issues will be an important one in Exelon’s boardroom as we continue our efforts to transform the energy industry.” At Cargill, a global food production and agricultural company, Richo oversees corporate governance, global ethics and compliance, global security, global government relations, law, and shareholder relations. She has extensive experience in compliance and business ethics, intellectual property and corporate litigation. Before joining Cargill, Richo was executive vice president and general counsel at UCB, a biopharmaceutical company based in Belgium, where she resided for several years. She also served as senior vice president and chief compliance officer at Amgen, a global biotechnology firm, and as chief litigation counsel, associate general counsel and vice president of Law at Baxter Healthcare. Her broad international experience extends throughout Europe, Latin America and Asia and has served to strengthen her commitment to championing issues of diversity and inclusion in the workplace. Richo holds a Bachelor of Science degree in industrial and labor relations from Cornell University and a J.D. degree from DePaul University College of Law. Richo is a member of the Board of Trustees for DePaul University and is on the Children’s Minnesota Governance Board where she is also a member of the Joint Audit & Compliance Board Committee, and is on the Board of Twin Cities Diversity in Practice. # # #

About Exelon Exelon (Nasdaq: EXC) is a Fortune 250 company and the nation’s largest utility company, serving more than 10 million customers through six fully regulated transmission and distribution utilities — Atlantic City Electric (ACE), Baltimore Gas and Electric (BGE), Commonwealth Edison (ComEd), Delmarva Power & Light (DPL), PECO Energy Company (PECO), and Potomac Electric Power Company (Pepco). More than 19,000 Exelon employees dedicate their time and expertise to supporting our communities through reliable, affordable and efficient energy delivery, workforce development, equity, economic development and volunteerism. Follow Exelon on Twitter @Exelon